As filed with the Securities and Exchange Commission on March 22, 2017

Registration No. 333-184216

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-184216

UNDER

THE SECURITIES ACT OF 1933

CYNOSURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51623	04-3125110
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Carlisle Road

Westford, MA

(Address of Principal Executive Offices)

01886

(Zip Code)

(978) 256-4200

(Registrant’s telephone number, including area code)

Michael R. Davin

Cynosure, Inc.

c/o Hologic, Inc.

250 Campus Drive

Marlborough, MA 01752

(508) 263-2900

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Cynosure, Inc. (the “Registrant”), deregisters all shares of the Registrant’s Class A Common Stock, par value $0.001 per share (“Shares”), and any other securities remaining unissued under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-184216), filed with the Commission on October 1, 2012, pertaining to the registration of an indeterminate amount of Shares with an aggregate offering price of up to $100,000,000, and of 2,938,628 Shares for resale, from time to time, by the selling shareholder named in the Registration Statement.

On February 14, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hologic, Inc., a Delaware corporation (“Parent”), and Minuteman Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, Parent caused Purchaser to commence a cash tender offer for all of the Registrant’s outstanding Shares at a purchase price of $66.00 per Share (the “Offer”). On March 22, 2017, following the completion of the Offer, Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

In connection with the completion of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, Commonwealth of Massachusetts, on this 22nd day of March, 2017.

Cynosure, Inc.

By:	/s/ Michael R. Davin
Name:	Michael R. Davin
Title:	President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.